Exhibit 8

CONTRIBUTION AGREEMENT

This CONTRIBUTION AGREEMENT (this “Agreement”) is made as of June 20, 2017 (the “Effective Date”), by and between EGT Entertainment Holding Limited, a Hong Kong corporation (“EGT Holding”), and EGT Nevada Holding Inc., a Nevada corporation (“EGT Nevada” and, together with EGT Holding, the “Parties” and, each, a “Party”).

RECITALS

WHEREAS, EGT Nevada is a wholly owned direct subsidiary of EGT Holding;

WHEREAS, EGT Holding owns 9,378,074 of the outstanding Common Stock, $.001 par value, of Entertainment Gaming Asia Inc., a Nevada corporation (the “EGT Interest”);

WHEREAS, on the date hereof, EGT Holding desires to contribute, convey, transfer and assign the EGT Interest to EGT Nevada; and

WHEREAS, EGT Nevada desires to accept the EGT Interest from EGT Holding.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

AGREEMENT

1. Contribution. Upon the terms and subject to the conditions of this Agreement, EGT Holding hereby contributes, conveys, transfers and assigns the EGT Interest to EGT Nevada, and EGT Nevada hereby accepts such contribution, conveyance, transfer and assignment (such transaction, the “Contribution”).

2. No Third-Party Beneficiaries. The provisions of this Agreement are intended to bind the Parties as to each other and are not intended to and do not create rights in any other person or confer upon any other person any benefits, rights or remedies, and no person is or is intended to be a third-party beneficiary of any of the provisions of this Agreement.

3. Amendment or Modification. This Agreement may be amended or modified from time to time only by an instrument in writing duly executed by each of the Parties hereto.

4. Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and assigns.

5. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada applicable to contracts made and to be performed wholly within such state without giving effect to conflict of law principles thereof.

6. Counterparts. This Agreement may be executed in any number of counterparts (including by electronic means), each such counterpart being deemed to be an original instrument, and all such counterparts taken together constituting one and the same agreement.

7. Headings, etc. The headings and captions of various paragraphs of this Agreement are for convenience of reference only and are not to be construed as defining or limiting, in any way, the scope or intent of the provisions hereof.

8. Further Assurances. Each of the Parties agrees to cooperate at all times from and after the Effective Date with respect to all of the matters described herein, and to execute such further documents as are reasonably necessary or desirable to effectuate the purposes of the Contribution and this Agreement, without cost or liability to any such party.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Contribution Agreement as of the date set forth above.

EGT NEVADA HOLDING INC.

By:	/s/ Tam Chi Wai, Dennis
Name:	Tam Chi Wai, Dennis
Title:	Director

EGT ENTERTAINMENT HOLDING LIMITED

By:	/s/ Evan Andrew Winkler
Name:	Evan Andrew Winkler
Title:	Director

[Signature Page to Contribution Agreement]